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                                                                    EXHIBIT 23.3

[LETTERHEAD OF FERGUSON & CO., LLP APPEARS HERE]



                                October 4, 1996



Board of Directors
Investors Federal Bank and Savings Association
522 Washington Street
Chillicothe, Missouri

Dear Directors:

     We hereby consent to the use of our firm's name in the Form AC Application for Conversion of Investors Federal Bank and Savings Association, Chillicothe, Missouri, and any amendments thereto, and in the Form SB-2 Registration Statement of IFB Holdings, Inc., and any amendments thereto. We also hereby consent to the inclusion of, summary of, and references to our Appraisal Report and our opinion concerning subscription rights in such filings including the Prospectus of IFB Holdings, Inc.

                                     Sincerely,

                                     /s/ Charles M. Hebert
                                     Charles M. Hebert
                                     Principal